Exhibit 8.1

As of August 7, 2009

CombinatoRx, Incorporated

245 First Street

Third Floor

Cambridge, MA 02142

Ladies and Gentlemen:

We have acted as counsel to CombinatoRx, Incorporated, a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-4 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by the Company of up to 82,729,979 of the Company’s Common Stock, $0.001 par value per share, to be issued to the stockholders of Neuromed Pharmaceuticals, Inc., a Delaware corporation (“Neuromed”), in connection with the merger contemplated by the Agreement and Plan of Merger by and among the Company, PawSox, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Neuromed, Neuromed Pharmaceuticals Ltd., a corporation existing under the laws of the Province of British Columbia, Canada (“Neuromed Canada”), and Kurt C. Wheeler, as representative of the Neuromed Stockholders (the “Stockholder Representative”), dated June 30, 2009 (the “Merger Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Merger Agreement; (ii) the Registration Statement; and (iii) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. Our opinion is conditioned upon the initial and continuing accuracy of the facts, information and analyses set forth in such documents, certificates and records. We have assumed that the Merger will be consummated in accordance with the Merger Agreement. We have further assumed that the Merger Agreement will not be modified, and no term of the Merger Agreement will be waived, between the date hereof and the Closing Date in a manner that would adversely affect the opinion set forth herein.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. We have assumed that the Merger Agreement and such other documents, certificates, and records are duly authorized, valid and enforceable.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Company, Merger Sub, Neuromed, and Neuromed Canada, and we have assumed that such statements and representations are and will continue to be true, correct and complete without regard to any qualification as to knowledge or belief. In addition, our opinion is subject to the qualifications, conditions and assumptions set forth in the Registration Statement under the captions “The Merger – Material United States Federal Income Tax Consequences of the Merger” and “CombinatoRx Annual Meeting Proposal No. 2 – Authorization of the CombinatoRx Board of Directors to Effect a Reverse Stock Split – Material United States Federal Income Tax Consequences of the Reverse Stock Split.”

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusion expressed herein. Furthermore, there can be no assurance that our opinion will be accepted by the Internal Revenue Service, or, if challenged, by a court.

CombinatoRx, Incorporated

As of August 7, 2009

Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein, the discussion contained in the Registration Statement under the captions “The Merger — Material United States Federal Income Tax Consequences of the Merger” and “CombinatoRx Annual Meeting Proposal No. 2 – Authorization of the CombinatoRx Board of Directors to Effect a Reverse Stock Split – Material United States Federal Income Tax Consequences of the Reverse Stock Split” represent our opinion with respect to the material U.S. federal income tax consequences of the Merger and reverse stock split, subject to the following reservation. The “stock value” of CombinatoRx Common Stock and assumed “closing date” in the second and third paragraphs of the discussion under the caption “Treatment of Merger as a ‘Reorganization’ under Section 368(a)” within the caption “The Merger — Material United States Federal Income Tax Consequences of the Merger” have been left blank because (i) the “closing date” of the Merger has not yet been determined and (ii) such “stock value” is dependent upon the “closing date.” Accordingly, the discussion under the caption “The Merger — Material United States Federal Income Tax Consequences of the Merger” is incomplete and does not currently represent our opinion with respect to the material U.S. federal income tax consequences of the Merger. When the Closing Date is known, the Registration Statement will be amended to provide such “closing date” and such “stock value,” and the disclosure under the caption “The Merger — Material United States Federal Income Tax Consequences of the Merger” will then represent our opinion with respect to the material U.S. federal income tax consequences of the Merger, without such reservation.

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Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

Goodwin Procter LLP

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